EXHIBIT 99.1
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                                                                    Exhibit 99.1

               Cost-U-Less Updates Status of Strategic Discussions
             Also Announces Same Store Sales, Guam Store Re-Opening

Preston, WA, October 10, 2003
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Cost-U-Less, Inc. (the "Company") (Nasdaq: CULS) today updated its previous announcement that it had entered into preliminary discussions with ASSI, Inc. regarding a potential acquisition by ASSI of all outstanding shares of the Company's common stock. Discussions regarding an acquisition of all of the Company's outstanding shares are no longer active, but the parties are continuing to discuss a potential cash investment by ASSI in unregistered newly-issued shares of the Company's common stock. There can be no assurance that any such investment by ASSI will be consummated, or as to what the price per share or other terms of such an investment might be.

The Company also reported an increase of 9.9% in same store sales (stores open a full 13 months), for the fiscal quarter ending September 28, 2003.

"We are especially pleased to announce these strong same store sales considering this comes on top of the 3.7% comparable sales that we reported for the third quarter a year ago. These sales continue a seven quarter trend of positive comps," said J. Jeffrey Meder, the Company's President and CEO. "Sales are stronger in all categories. In recent store visits I continue to be encouraged by the selection, presentation and supply of merchandise. We have also been pleased with the roll-out of several new categories, rotisserie chicken as one example."

Same store sales for the fiscal quarter ending September 28, 2003, are calculated on stores excluding the Guam market as the Company's remaining store in Tamuning, Guam was benefiting from the temporary closure of the Dededo store that suffered significant damage from Supertyphoon Pongsona that swept through the island on December 8, 2002. Including the Tamuning store, same store sales increased 11.4% for the fiscal quarter ending September 28, 2003.

On October 3, 2003, the Company reopened the Dededo store in Guam. Meder, in Guam for the reopening, said, "We are thrilled to be back to two stores in this market. We have prospered in the Guam market for over ten years, and we also felt an obligation to the residents and employees in Guam to rebuild. This commitment and the loyalty of our customers resulted in an overwhelmingly successful reopening."

Operating with 10 stores during the third fiscal quarter ending September 28, 2003, compared with 11 operating stores for the same quarter a year ago, total sales for the Company decreased 2.2% to $42.3 million compared to $43.2 million for the same period a year ago. The decrease in sales due to the temporary closing of the Company's Dededo store in Guam was largely offset by the positive same store sales elsewhere.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer

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service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, without limitation; future market opportunities for existing and planned products and services; our small store base; the mix of geographic and product revenues; relationships with third parties; litigation; our ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company's filings with the SEC.


For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-222-5022 x141